Exhibit 10.5

COHERENT, INC. SUPPLEMENTARY RETIREMENT PLAN

(FOR “X” GRADE EMPLOYEES)

PLAN AND TRUST AGREEMENT

(EFFECTIVE JANUARY 1, 1990)

COHERENT, INC.

SUPPLEMENTARY RETIREMENT PLAN AND TRUST

THIS PLAN AND TRUST AGREEMENT, effective as of January 1, 1990 is made and entered into by and between Coherent, Inc. (Company) acting on behalf of itself and any subsidiaries and Robert Quillinan and Dennis Bucek as Co-Trustees (collectively referred to in the singular as the Trustee). Throughout, Company shall include wherever relevant subsidiaries of the Company.

WITNESSETH:

WHEREAS, the Company wishes to establish a supplementary employee retirement plan for the benefit of a select group of highly compensated employees designated by the Company according to Company personnel policies, and in its sole discretion, as “X” grade employees, and

WHEREAS, the Company wishes to provide that the plan to be established under this Agreement shall be designated as the Coherent, Inc. Supplementary Retirement Plan (the “Plan”), and

WHEREAS, the Company wishes to provide under the Plan for the payment of vested accrued benefits to the Executives and their beneficiary or beneficiaries (“Trust Beneficiaries”), and

WHEREAS, the Company wishes to provide under the Plan that the Company shall pay the entire of the vested accrued benefits from its general assets, and

WHEREAS, the Company wishes to establish an irrevocable trust (the “Trust”) to set aside contributions by the Company to meet its obligations under the Plan, and

WHEREAS, the Company wishes to make contributions to the Trust and that such contributions be held by the Trustee and invested, reinvested and distributed, all in accordance with the provisions of this Agreement, and

WHEREAS, the Company intends that amounts allocated to the Trust and the earnings thereon shall be used by the Trustee to satisfy the liabilities of the Company under the Plan with respect to each Executive for whom an Account has been established and such utilization shall be in accordance with the procedures set forth herein, and

WHEREAS, the Company intends that the Trust to be a “grantor trust” with the corpus and income of the Trust treated as assets and income of the Company for federal and state income tax purposes, and

WHEREAS, the Company intends that the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company as provided in Article XI, and

WHEREAS, the Company intends that the existence of the Trust shall not alter the characterization of the Plan as “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall not be construed to provide income to the Executives under the Plan prior to actual payment of the vested accrued benefits thereunder,

NOW THEREFORE, the Company does hereby establish the Plan and Trust as follows and does also hereby agree that the Plan and Trust shall be structured, held and disposed of as follows:

ARTICLE I

ELIGIBILITY, PARTICIPATION AND BENEFICIARY DESIGNATION

(a)   Any employee designated by the Company according to Company personnel policies, and in its sole discretion, as an “X” grade employee is eligible to participate in the Plan. The Company reserves the right to modify the definition of “X” grade employee at any time. Any “X” grade employee who has commenced participation in the Plan shall be referred to in this Agreement as an “Executive.”

(b)   Each “X” grade employee may elect to commence participation in the Plan as of the January 1 coinciding with or next following the later of (i) his date of hire or (ii) the date the employee becomes an “X” grade employee, provided that the “X” grade employee executes the Coherent Supplementary Retirement Plan Deferred Compensation Agreement (“Deferred Compensation Agreement”) prior to the January 1 on which the “X” grade employee elects to enter the Plan.

(c)   Each Executive, prior to entering the Plan, shall designate a beneficiary or beneficiaries to receive the remainder of any interest of the Executive under the Plan. An Executive may change his beneficiary designation at any time on written notice to the Company. Each beneficiary designation shall be in a form prescribed by the Company and will be effective only when filed with the Company during the Executive’s lifetime. Each beneficiary designation filed with the Company will cancel all previously filed beneficiary designations. In the absence of a valid designation, or if no designated beneficiary survives the Executive, his interest shall be distributed to his estate.

ARTICLE II

PLAN CONTRIBUTIONS AND ALLOCATIONS

(a)   Each Executive participating in the Plan shall elect in the Deferred Compensation Agreement to have the Company make salary deferral contributions on his behalf in an amount not to exceed 24% of the Executive’s Compensation. Compensation shall be defined for purposes of the foregoing as the base salary paid by the Company in a calendar year to an Executive with respect to services rendered during such calendar year including all amounts which an Executive elects to have the Company contribute on his behalf for the calendar year as a salary deferral contribution (“Compensation”). Any salary deferrals made by an Executive under this Plan shall be held as an asset of the Company and the Company intends to deposit the amounts deferred into the Trust.

(b)   An Executive may discontinue the Deferred Compensation Agreement at any time; however, no other modifications to the Deferred Compensation Agreement may be made prior to the commencement of the calendar year following written notification to the Company of any desired modifications. The Company has the power to establish uniform and nondiscriminatory rules and from time to time to modify or change such rules governing the manner and method by which salary deferral contributions shall be made, as well as the manner and method by which salary deferral contribution may be changed or discontinued temporarily or permanently. All salary deferral contributions shall be authorized by the Executive in writing, made by payroll deduction, deducted from the Executive’s Compensation without reduction for any taxes or withholding (except to the extent required by law or the regulations) and paid over to the Trust by the Company.

(c)   In the event an Executive ceases to be an “X” grade while also a participant in the Plan, such employee may continue to make salary deferral contributions under the Plan through the end of the calendar year in which the employee ceases to be an “X” grade employee. Thereafter, such employee shall not make any further salary deferred contributions to the Plan unless or until he again meets the eligibility requirements of Article I above.

(d)   As of the last day of each calendar year, the Company shall make a matching contribution to the Trust, equal to the salary deferral of the Executive to this Plan; provided, however that the matching contribution to this Plan combined with any matching contribution made to the Coherent Employee Retirement and Investment Plan (CERIP) for the year shall not exceed 6% of the Compensation of each such Executive. An Executive may participate in this Plan notwithstanding whether the Executive elects to have the Company make or not make contributions under the Coherent Employee Retirement and Investment Plan in lieu of receiving cash.

(e)   The salary deferral contributions and Company matching contributions made under the Plan on behalf of each Executive shall be credited to the Executive’s Account. The Account consists of the aggregate interest of the Executive under the Plan (and in the Trust Fund), as reflected in the records maintained by the Company for such purposes.

ARTICLE III

VESTING, FORFEITURES AND RESTORATIONS

(a)   The value of an Executive’s Account shall become fully vested upon:

(i)             The Executive attaining age 65 while an employee of the Company,

(ii)          Upon the Executive’s termination of employment by reason of death or disability, or

(iii)       Upon a Change in Control as defined in Article VI(e).

Disability shall be determined by the Company according to the provisions of the Coherent Employee Retirement and Investment Plan.

The value of that portion of an Executive’s Account which consists of salary deferral contributions shall be fully vested at all times.

Except as otherwise provided in Article III, that portion of an Executive’s Account which consists of matching contributions by the Company shall become vested in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 3 years	0%
3 years	20%
4 years	40%
5 years	60%
6 years	60%
7 years or more	100%

(b)   Years of Service for Vesting.

(i)    Year of Service. An Executive shall be credited with one year of Service for each 12-month period ending on the last day of the calendar year in which he has at least 1,000 Hours of Service.

(ii)   Termination Prior to Vesting. If an Executive’s Service terminates prior to his earning any vested percentage on his Company matching contributions, his Service prior to such termination shall be disregarded for vesting purposes if he is reemployed after he has incurred 5 consecutive Breaks in Service.

(iii)  Service Prior to Break in Service. If an Executive is reemployed after a Break in Service, Service prior to a Break in Service which is eligible to be credited to the Executive upon reemployment shall not be credited for purposes of vesting until he has completed one year of Service after renewal of Service.

(c)   Forfeitures and Restorations.

(i)    Forfeitures on Date of Termination. Any remainder of a terminating Executive’s Account which is not vested shall be forfeited on the date his employment with the Company terminates.

(ii)   Matching Contribution Forfeitures Reduce Employer Contribution. Forfeitures attributable to that portion of an Executive’s account which consists of Company matching contributions during a calendar year which are not used to restore Executives’ Accounts as of the last day of such calendar year shall reduce the Company’s matching contributions for such year and shall be allocated as of the last day of the calendar year to the Company matching contribution portion of the Accounts of the Executives then participating in the Plan as provided in Article 4.

(iii)  Reemployment After Forfeiture. If an Executive is reemployed before incurring 5 consecutive Breaks in Service, the forfeited amount shall be treated as follows:

(aa) Restoration if No Distribution. In the event an Executive did not receive a distribution of his vested interest, the forfeited amount shall be fully restored as provided in (iv) below and shall be recredited to the Executive’s Account as of his reemployment date.

(bb) Restoration If Total Distribution Repaid. In the event a distribution of an Executive’s entire vested Account was made to him, the forfeited amount shall be fully restored as provided in (iv) below if he repays the full amount of the prior distribution before the date which is 5 years after he is reemployed by the Company or before the date on which he incurs 5 consecutive Breaks in Service, if earlier. If the Executive does not make full repayment of the prior distribution by that date, the forfeited amount will not be restored.

(cc) Full or Partial Restoration If Partial Distribution. In the event a distribution was made to an Executive of less than his entire vested interest, his forfeited amount shall be fully restored together with any unpaid vested interest as provided in (dd) below if he repays the full amount of the prior distribution before the date which is 5 years after he is reemployed by the Company or before the date on which he incurs 5 consecutive Breaks in Service, if earlier.

(dd) Source of Restored Amounts. Forfeited amounts to be restored for any calendar year may be restored from Forfeitures as of the last day of a calendar year, from additional Company contributions for such calendar year or from Trust income, as determined by the Committee.

(iv)  No Partial Repayments Permitted. An Executive shall not be permitted to repay part of a distribution.

(v)   No Restoration After 5 Consecutive Breaks in Service. If an Executive is reemployed after 5 consecutive Breaks in Service, no portion of his non-vested Account shall be restored and any undistributed vested interest shall be maintained as a separate fully vested Account.

The vested Account balance of an Executive shall be paid from Trust Funds only to the extent the Company is not at the time of payment Insolvent as defined in Article XI. Any vested accrued benefits under the Plan represent an unfunded, unsecured promise by the Company to pay these benefits to the Executives when due. An Executive has no greater right to Trust assets than the general creditors of the Company in the event that the Company shall become Insolvent. Trust assets can be used to pay only vested accrued benefits under the Plan or the claims of the Company’s general creditors.

ARTICLE IV

SERVICE

(a)   Definitions.

(i)    “Service” means an Executive’s total period of employment with the Company.

(ii)   “Hours of Service” means:

(aa) Each hour for which an Executive is paid, or entitled to payment, for the performance of duties for the Company.

(bb) Each hour for which an Executive is paid, or entitled to payment, by the Company on account of a period of time during which no duties are performed (regardless of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence; provided that no Hours of Service shall be credited to an Executive:

(1)   For a period during which no duties are performed if payment is made or due under a plan maintained solely for purpose of complying with applicable workers compensation, unemployment compensation, or disability insurance laws;

(2)   On account of any payment made or due an Executive solely as reimbursement for medical or medically related expenses incurred by the Executive.

(cc) Each hour not otherwise credited under the Plan for which back pay, irrespective of mitigation of damages, has either been awarded or agreed to by the Company. Such hours are to be credited to the period or periods to which the award or agreement pertains. If this provision results in an Executive becoming eligible to participate in the Plan for a calendar year in which he was not otherwise eligible to participate under Article II or if this provision results in an increase in the vested percentage applicable to an Executive’s Account which has been forfeited under Article III, the Committee shall establish suitable procedures for determining and allocating any resulting amounts to such Executive’s Account.

(dd) Solely for purposes of determining whether a Break in Service has occurred, each hour not otherwise credited under the Plan that would have been credited if the Executive had not been absent:

(1)   By reason of pregnancy or the birth of a child of the Executive;

(2)   By reason of the placement of a child with the Executive in connection with his adoption of such child; or

(3)   For purposes of caring for any such child for a period beginning immediately following such birth or placement:

In any case in which the Executive is unable to determine the number of hours which would otherwise normally have been credited to such Executive (but for such absence), such individual shall be credited with 8 Hours of Service for each day of such absence. The hours described in this Article 10(ii)(dd) shall be treated as Hours of Service only in the calendar year in which the absence from work begins if the Executive would thereby be prevented from incurring a Break in Service in such calendar year or, in any other case, in the next following calendar year.

(ee) Each hour for any period during which an Executive is not paid but is on an approved leave of absence, military duty or is temporarily laid off, provided that the Executive:

(1)   Returns to the employ of the Company immediately after the expiration of the leave or layoff, or in the case of military duty, within 120 days or such longer period as may be prescribed by applicable law, after first becoming eligible for military discharge, and

(2)   Remains in the employ of the Company for at least 30 days after such return, or

(3)   Fails to return or remain employed as provided above by reason of his death, Disability or normal retirement.

Hours credited for such periods shall be based on a 40-hour week or, if different, on the Executive’s normally scheduled hours per week. However, if the Executive fails to return to the employ of the Company or to remain in the employ of the Company for at least 30 days after his return for reasons other than his death, Disability or normal retirement, then his original leave date shall be deemed to be his termination date.

(ff)   No more than 501 Hours of Service shall be credited under Articles IV(ii)(bb), (cc), (dd), (ee) and (ff) to an Executive on account of any single continuous period of time during which the Executive performs no duties for the Company.

(iii)  “Break in Service” means a 12 month period ending on the last day of a calendar year in which an Executive is credited with 500 or fewer Hours of Service.

(b)   Crediting of Hours Subject to DOL Relation. The calculation of the number of Hours of Service to be credited under Articles IV(ii)(bb) and IV(ii)(cc) for periods during which no duties are performed, and the crediting of such Hours of Service to periods of time for purposes of computations under the Plan, shall be determined by the Committee in accordance with the rules set forth in the Department of Labor Regulation Section 2530.200b-2 paragraphs (b) and (c) , which rules shall be consistently applied with respect to all employees within the same job classifications.

(c)   Hours of Service Equivalency. Hours of Service for Executives under Articles IV(ii)(aa), (bb) and (cc) shall be determined by crediting each Executive with 190 Hours of Service for each month in which the Employee would have been credited with at least 1 Hour of Service under Articles IV(ii)(aa), (bb) and (cc) . However, for classes of Employees paid on an hourly basis and for Employees for whom records of hours are maintained, Hours of Service under Articles IV(ii)(aa), (bb) and (cc) shall be determined on the basis of hours for which Compensation is paid or due.

ARTICLE  V

TRUST FUND

(a)   The Company hereby establishes the Trust with the Trustee, consisting of such sums of money and other property acceptable to the Trustee as from time to time shall be paid or delivered to the Trustee. All such money and other property, all investments and reinvestments made therewith or proceeds thereof and all earnings and profits thereon, less all payments and charges as authorized herein, shall constitute the “Trust Fund” or “Trust”. The Trust Fund shall at all times be subject to the claims of general creditors of the Company as provided in Article XI.

(b)   The Trust hereby established shall be irrevocable, but for the issuance by the Internal Revenue Service of unfavorable tax rulings on the status of the Trust as a grantor trust. Subject to Article XI, Trust assets shall be held for the exclusive purpose of providing vested accrued benefits to the Trust Beneficiaries and defraying expenses of the Trust in accordance with the provisions of this Agreement. No part of the income or corpus of the Trust Fund shall be recoverable by or for the Company prior to the termination of the Trust and the satisfaction of all liabilities under the Plans.

(c)   No right or interest to receive accrued benefits from the Trust may be assigned, sold, anticipated, alienated or otherwise transferred by the Trust Beneficiaries.

(d)   The Trustee accepts the Trust established under this Agreement on the terms and subject to the provisions set forth herein, and it agrees to discharge and perform fully and faithfully all of the duties and obligations imposed upon it under this Agreement.

(e)   The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes herein set forth. Neither the Trust Beneficiaries nor the Plan shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Trust prior to the time such assets are paid to a Trust Beneficiary as vested accrued benefits as provided in Article VI, and all rights created under the Plan and the Trust under this Agreement shall be mere unsecured, contractual rights of the Executives against the Company.

ARTICLE VI

GENERAL DUTIES OF THE COMPANY AND THE TRUSTEE

(a)   The Company will provide the Trustee with a copy of any future amendment to this Agreement promptly upon its adoption.

(b)   The Company may from time to time hire outside consultants, accountants, actuaries, legal counsel or recordkeepers to perform such tasks as the Company may from time to time determine.

(c)   The Trustee shall manage, invest and reinvest the Trust Fund as provided in Article XII of this Agreement. The Trustee shall collect the income on the Trust Fund, and make distributions therefrom, all as hereinafter provided.

(d)   While the Plan remains in effect, and prior to a Change in Control, as defined below, the Company shall make contributions to the Trust Fund at least once each quarter. The amount of any quarterly contributions shall be at the discretion the Company. At the close of each calendar year, the Company shall make an additional contribution to the Trust Fund to the extent that previous contributions to the Trust Fund for the current calendar year are not equal to the total of the salary deferrals made by each Executive plus Company matching contributions accrued, as of the close of the current calendar year.

(e)   In the event of a “Change in Control”, the Company shall make an additional contribution to the Trust Fund to the extent that previous contributions to the Trust Fund for the current calendar year are not equal to the total of the current year’s salary deferrals made by each Executive plus Company matching contributions accrued, as of the date of the Change in Control.

For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if any person (including a “Group” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) acquires shares of Coherent, Inc. either (i) having a majority of total number of votes that may be cast for the election of directors of Coherent, Inc. or (ii) possessing, directly or indirectly, the power to control the direction of management or policies of the Company; provided, however, that no Change of Control shall be deemed to occur in the event of a merger, consolidation or reorganization of the Company where the shareholders of the Company are substantially the same as before such merger, consolidation or reorganization. The Trustee shall have no responsibility to determine a change in control and shall be advised of such event by the Company.

(f)    The Trustee shall not be liable for any failure by the Company to provide contributions sufficient to pay all vested accrued benefits under the Plan in full in accordance with the terms of this Agreement.

(g)   In the event that any Executives are found to be ineligible, that is, not members of a select group of highly compensated employees, according to a determination made by the Department of Labor, the Company will take whatever steps it deems necessary, in its sole discretion to equitably protect the interests of the affected Executives.

ARTICLE VII

ALLOCATION OF TRUST INCOME OR LOSS

(a)   Determination of Net Income. As of each Valuation Date, the Company shall determine the net income or loss of the Trust Fund based on a statement from the Trustee of the receipts and disbursements of the Trust Fund since the immediately preceding Valuation Date and of the fair market value of the Fund as of the Valuation Date. If one or more separate investment funds have been established as provided in Article XII, each fund shall be valued separately on each Valuation Date and the net income or loss of each fund shall be allocated to each Account invested in such investment fund. In addition, self-directed accounts as defined under Article XII(b) shall be valued according to Section (c) of this Article.

(b)   Valuation. As of each Valuation Date and prior to any allocation of contributions and forfeitures to be made as of such date, the net income or loss of the Trust Fund since the immediately preceding Valuation Date, including net appreciation or depreciation and any expenses paid by the Trust, shall be allocated to each Account in the ratio that the value, as of the immediately preceding Valuation Date of each such Account invested in the Trust Fund bears to the value, as of the immediately preceding Valuation Date, of all Accounts invested in the Trust Fund. If one or more separate investment funds have been established, the net income or loss of each fund shall be allocated to each Account invested in such investment fund in proportion to the value of each Account invested in such funds as of the immediately preceding Valuation Date. The Company shall adopt suitable procedures to establish a proportionate crediting of Trust income or loss to those portions of Accounts in the case of contributions or hardship withdrawals that have occurred in the interim period since the immediately preceding Valuation Date.

(c)   Valuation of Segregated Accounts. The portion of any Executive’s Account invested on a segregated basis as provided in Article XII shall be valued separately on each Valuation Date and the net income or loss allocated to such Account shall be based on the assets, including income, gain, loss and/or other change in value of the assets constituting such portion of the Account.

(d)   Valuation Dates. The Trust Fund, any separate investment funds and any segregated account shall be valued as of the last day of each calendar year and as of any other date the Company directs the Trustee to value the Trust Fund, as provided in Article VII(e).

(e)   Special Valuation Dates at Company Discretion. The Company may direct the Trustee to determine the fair market value of the Trust Fund and may make a determination of Trust income or loss as of any date other than the last day of a calendar year.

ARTICLE VIII

EXECUTIVES’ ACCOUNTS

(a)   Separate Accounts. The Company shall open and maintain a separate Account for each Executive. Each Executive’s Account shall reflect the amounts allocated thereto and distributed therefrom and such other information as affects the value of such Account pursuant to this Agreement. The Company may maintain records of Accounts to the nearest whole dollar.

(b)   Statement of Accounts. As soon as practicable after the end of each calendar year the Company shall furnish to each Executive a statement of his Account, determined as of the end of such calendar year. Upon the discovery of any error or miscalculation in an Account, the Company shall correct it, to the extent correction is practically feasible. Statements to Executives are for reporting purposes only, and no allocation, valuation or statement shall vest any right or title in any part of the Trust Fund, nor require any segregation of Trust assets, except as is specifically provided in this Agreement.

(c)   Accounts Which Are Not Segregated. When employment is terminated and payment is not deferred, the amount of the payment shall be based on the value of the Executive’s Account as of the Valuation Date immediately preceding his termination date plus any contribution subsequently credited to such Account and less any distributions subsequently made from the Account.

(d)   Segregated Accounts. Payment to an Executive shall be based on the value of his segregated Account at the date of distribution. The value of his segregated Account shall be the current fair market value, including any income or loss, of the property constituting such segregated Account.

ARTICLE IX

PAYMENTS TO A TRUST BENEFICIARY

(a)   Payments of vested accrued benefits to Trust Beneficiaries from the Trust Fund shall be made in accordance with the Deferred Compensation Agreement between the Company and the Executive; provided, however, the Trustee shall make such payments, as directed by the Company, to the extent the Company is not at such time Insolvent as defined in Article XI. Except as otherwise expressly provided in this Agreement, no distribution shall be made or commenced prior to the Executive’s termination of employment or death, whichever occurs earlier.

(b)   Where the distribution of all or any portion of an Executive’s Account is to be deferred in the form of cash, the Account shall continue to be held and invested in the Trust subject to revaluation as provided in Article VII.

(c)   In kind distributions shall be (i) made only in a form of investment that was held on behalf of the Executive as a segregated investment pursuant to Article XII(b) in a separate investment fund pursuant to Article XII(d) immediately preceding the date of distribution, (ii) limited to the amount of such investment so held, and (iii) based on the fair market value of the distributable property, as determined by the Trustee at the time of distribution.

(d)   Payment to any Trust Beneficiary shall be made pursuant to the Deferred Compensation Agreement executed by the Executive, in whole or in part.

(i)    In a lump sum, in cash and/or in kind, or

(ii)   In annual installments equal to l/n of the Executive’s vested accrued benefit where n is the number of installments remaining to be paid.

(e)   In case of any distribution to a minor or to a legally incompetent person, the Company may (1) direct the Trustee to make the distribution to his legal representative, to a designated relative, or directly to such person for his benefit, or (2) instruct the Trustee to use the distribution directly for his support, maintenance, or education. The Trustee shall not be required to oversee the application, by any third party, of any distributions made pursuant to this Article IX(e).

(f)    Notwithstanding any other provisions of this Agreement, if any amounts held in the Trust are found in a “determination” (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”)), to have been includible in the gross income of any Trust Beneficiary prior to payment of such amounts from the Trust, the Trustee shall, as soon as practicable pay such amounts to the Trust Beneficiary, as directed by the Company. For purposes of this Section, the Trustee shall be entitled to written notice from the Company that a determination described in the preceding sentence has occurred and to receive a copy of such notice. The Trustee shall have no responsibility until so advised by the Company.

ARTICLE X

HARDSHIP WITHDRAWALS

(a)   At the request of an Executive, the Company shall authorize a withdrawal at any time of the vested accrued benefit attributable to the Executive’s salary deferrals and gains or losses thereon under his Account, provided that authorization for such withdrawal and the amount thereof shall be given only on account of an unforeseeable emergency. The term “unforeseeable emergency” shall mean severe financial hardship to the Executive resulting from a sudden and unexpected illness or accident of the Executive or of a dependent (as defined in Internal Revenue Code section 152(a)) of the Executive, loss of the Executive’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but in any case, payment may not be made to the extent that such hardship is or may be relieved —

(i)    Through reimbursement or compensation by insurance or otherwise,

(ii)   By liquidation of the Executive’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(iii)  By cessation of deferrals under the Plan.

The Company shall establish reasonable procedures and guidelines uniformly applied, to determine whether an unforeseeable emergency exists; provided, however, that no withdrawal request shall be granted if to do so could result in the inclusion of Trust Fund amounts in the gross income of Trust Beneficiaries prior to payment of such amounts from the Trust Fund because approval of such request would be inconsistent with any applicable statute, regulation, notice, ruling or other pronouncement of the Internal Revenue Service interpreting this or similar provisions.

ARTICLE XI

TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO

TRUST BENEFICIARIES WHEN COMPANY INSOLVENT

(a)   The Company shall be considered “Insolvent” and an “Insolvency” shall be deemed to exist for purposes of this Agreement under any of the following circumstances:

(i)    The Company is unable to pay its debts as they mature.

(ii)   A receiver or trustee is appointed to take possession of all or substantially all of the assets of the Company.

(iii)  There is a general assignment by the Company for the benefit of creditors.

(iv)  An action or proceeding is commenced by or against the Company under any insolvency or bankruptcy act, or any other statute or regulation having as its purpose the protection of creditors, and the action or proceeding is not discharged within 60 days after the date of commencement.

(b)   Notwithstanding any provision in this Agreement to the contrary, if at any time while the Trust is still in existence the Company becomes Insolvent, the Trustee shall upon written notice thereof suspend the payment of all amounts from the Trust Fund and shall thereafter (i) not permit any further elective salary deferrals by the Executives and (ii) discontinue all contributions by the Company to the Trust on behalf of the Executives. The Trustee shall hold the Trust Fund in suspense for the benefit of the Company’s creditors until it receives a court order directing the disposition of the Trust Fund; provided, however, that the Trustee may deduct or continue to deduct its fees and expenses, including fees of any consultants, actuaries, accountants, legal counsel or recordkeepers retained by the Company or Trustee to provide services to the Trust.

(c)   By its approval and execution of this Agreement, the Company represents and agrees that its Board of Directors and Chief Executive Officer, as from time to time acting, shall have the fiduciary duty and responsibility on behalf of the Company’s creditors to give to the Trustee prompt written notice of the Company’s Insolvency and the Trustee shall be entitled to rely thereon to the exclusion of all directions or claims to pay vested accrued benefits thereafter made. Absent such notice, the Trustee shall have no responsibility for determining whether or not the Company has become Insolvent.

(d)   If after being Insolvent, the Company later becomes solvent without the entry of a court order concerning the disposition of the Trust Fund, or if any bankruptcy or insolvency proceedings referred to in Article XI(a) are dismissed, the Company shall by written notice so inform the Trustee and the Trustee shall thereupon resume all its duties and responsibilities under this Agreement without regard to this Article XI until and unless the Company again becomes Insolvent as such term is defined herein.

(e)   If the Trustee discontinues payments from the Trust pursuant to this Article XI and subsequently resumes payments, or removes the suspended status of the Trust, interest will be added to the Accounts of all Executives, including those Accounts from which a payment was held in suspense, for the period of discontinuance at not less than the average rate on 90-Day Treasury Bills auctioned during the period of discontinuance, to be determined and calculated by the Company. The Company will not make any other contributions to the Trust that otherwise would have been made during the period of discontinuance.

ARTICLE XII

INVESTMENT AND ADMINISTRATION OF TRUST FUND

(a)   The Trustee shall have the power:

(i)    To invest and reinvest the Trust Funds; provided, however, the Trustee may delegate this investment authority, in whole or in part, and subject to such terms and conditions and as the Trustee shall require, to the Plan Committee of the Coherent Employee Retirement and Investment Plan (“Plan Committee”), an Investment Manager who meets the requirements under Article 10.04(i) of the Coherent Employee Retirement and Investment Plan, and, in accordance with paragraphs (b) through (f) below, Executives participating in the Plan (with respect to their own account);

(ii)   To collect and receive any and all money and other property due to the Trust Fund and to give full discharge therefore;

(iii)  To settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust; to commence or defend suits or legal proceedings to protect any interest of the Trust; and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal;

(iv)  Generally to do all acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the protection of the Trust Fund.

Persons dealing with the Trustee shall be under no obligation to see to the proper application of any money paid or property delivered to the Trustee or to inquire into the Trustee’s authority as to any transaction.

(b)   Segregated Investments — Participant Direction Permitted. At the discretion of the Company, Executives may be permitted to direct the Trustee in writing regarding the investment of funds in their Accounts, in a manner and form prescribed by the Company; provided that such right to direct shall apply on a nondiscriminatory basis to all Executives who meet the requirements established by the Company. Such directed investment Accounts shall be segregated and shall be valued separately by the Trustee under the provisions of Article VII(c). Valuations of such Accounts shall be made at such times as the Company may require, but no less frequently than annually. In no event, for valuation purpose, shall the property constituting such segregated Accounts, or the net income or loss thereon, be commingled with other Executives’ Accounts. Such segregated Accounts may be charged with their proportionate share of any general expenses charged to the Trust or with the full share of any expense incurred directly or indirectly in connection with such Accounts.

(c)   Participant Direction Subject to Trustee Approval. The Trustee shall be under no obligation to approve or disapprove any specific investment medium. Neither the Company nor the Trustee has any liability for any losses or damage that may occur or result from (i) the approval of or failure to approve of any specific investment medium; (ii) the imposition of any administrative rules relating to the timing of investment elections of any sort; or (iii) any administrative delay in carrying out or failure to carry out investment elections within a specified time. The Trustee may disapprove or refuse to carry out any investment directions which in its opinion would subject the Trustee to burdensome administrative responsibilities. Prior to carrying out any investment direction of an Executive, the Trustee may require releases or any other documents, agreements or indemnifications as it may consider necessary. The Trustee, in approving any investment medium or in making investments under this Plan, shall not be restricted by statutes governing the legal investment of trust funds.

(d)   Separate Investment Funds — Company May Establish Separate Funds. The Company may, in its sole discretion, direct the Trustee to create one or more separate investment funds, having such different specific investment objectives as the Company shall from time to time determine. The Company shall determine and may from time to time redetermine the number of investment funds and the specific objectives of said funds and the investments or kinds of investment which shall be authorized therefor.

Each Participant has the right to instruct the Plan Committee to direct the Trustee in writing to invest his Account in one or more separate investment funds, or in a directed investment, provided, however, that if any Executive fails to make a direction pursuant to this Article as to all or any part of such Account, the undirected portion of an Executive’s Account shall be invested by the Trustee.

(e)   Purchase of Life Insurance. In addition, and if authorized by the Company, an Executive may also direct the Trustee in writing to purchase with the vested accrued benefits in his Account insurance on the life of the Executive from an insurance company licensed to do business under the insurance laws of the State of California.

(f)    Company To Establish Rules. The Company may at any time make such uniform and nondiscriminatory rules as it determines necessary regarding the administration of the directed investment option. The Company may also develop and maintain rules governing the rights of Executives to change their investment directions and the frequency with which such changes can be made.

ARTICLE XIII

ACCOUNTING BY TRUSTEE

(a)   The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be done, including such specific records as shall be agreed upon in writing between the Company and the Trustee. All such accounts, books and records shall be open to inspection and audit at all reasonable times by the Company, the Company’s representatives or agents. Within one hundred and twenty (120) days following the close of each calendar quarter and within one hundred and twenty (120) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such quarter or during the period from the close of the last preceding quarter to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other actions effected by it, including a description of all securities and investments purchased and sold, with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such quarter or as of the date of such removal or resignation, as the case may be. The written approval of any accounting by the Company shall be final as to all matters and transactions stated or shown therein and binding upon the Company and all persons who then shall be or then after shall become interested in this Trust. Failure of the Company to notify the trustee within 180 days after receipt of any accounting of its disapproval of such accounting shall be the equivalent of written approval.

ARTICLE XIV

RESPONSIBILITY OF TRUSTEE

(a)   The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use; provided, however, that the Trustee shall incur no liability to anyone for any action taken pursuant to a direction, request or approval given by the Company or any Executive which is contemplated by and complies with the terms of this Trust Agreement, and to that extent the Trustee shall be relieved of the Prudent Person Rule for investments.

(b)   The Trustee may hire agents, accountants, actuaries recordkeepers and financial consultants. Expenses of such persons shall be deemed to be expenses of management and administration of the Trust within the meaning of Article XV(d), below.

(c)   The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law unless expressly provided otherwise herein.

ARTICLE XV

TAXES, EXPENSES AND COMPENSATION OF TRUSTEE

(a)   It is the intention of the Company to have the corpus and income of the Trust established hereunder treated as assets and income of the Company to be used to satisfy the Company’s legal liability under the Plan in respect of all of the Executives, and the Company agrees that all income, deductions and credits of the Trust Fund belong to the Company as owner for income tax purposes and will be included on the Company’s income tax returns.

(b)   The Company shall from time to time pay taxes (references in this Agreement to the payment of taxes shall include interest and applicable penalties) of any and all kinds whatsoever which at any time are lawfully levied or upon or become payable in respect of the Trust Fund, the income or any property forming a part thereof, or any security transaction pertaining thereto. To the extent that any taxes levied or assessed upon the Trust Fund are not paid by the Company or contested by the Company pursuant to the last sentence of this Article, the Trustee shall pay such taxes out of the Trust Fund, and the Company shall, upon demand by the Trustee, deposit into the Trust Fund an amount equal to the amount paid from the Trust Fund to satisfy such tax liability. If requested by the Company, the Trustee shall at the Company’s expense, contest the validity of such taxes in any manner deemed appropriate by the Company or its counsel, but only if it has received an indemnity bond or other security satisfactory to it to pay any expenses of such contest. Alternatively, the Company may itself contest the validity of any such taxes, but any such contest shall not affect the Company’s obligation to reimburse the Trust Fund for taxes paid from the Trust Fund.

(c)   In making payments from the Trust, the Trustee shall be liable for federal income tax withholding, and shall withhold the appropriate amount of tax, if any, as provided by applicable law and regulation, from any payment made to a Trust Beneficiary, unless the Company does not provide the Trustee with the necessary information as set forth in regulations, in which case the Company shall assume all relevant liability.

(d)   The Trustee may be paid compensation by the Company in accordance with any written agreement for this purpose between them; provided, however, that a Trustee who is an officer, director or employee of the Company shall serve without compensation. The Trustee shall be reimbursed by the Company for its reasonable expenses of management and administration of the Trust, including reasonable compensation of any agent engaged by the Trustee to assist it in such management and administration. The Trustee shall be able to charge the Trust Fund for such compensation and for any reasonable expenses including counsel, appraisal or accounting fees, and the same may be deducted from the Trust Fund unless paid by the Company within sixty (60) days after the Company receives written billing by the Trustee; provided that this paragraph shall not apply while a dispute over the amount of such charges exists.

ARTICLE XVI

PROTECTION OF TRUSTEE

(a)   The Company shall certify to the Trustee the name or names of any person or persons authorized to act for the Company. Such certification shall be signed by the Chief Executive Officer or other officer of the Company duly authorized by the Board of Directors. Until the Company notifies the Trustee, in a similarly signed notice, that any such person is no longer authorized to act for the Company, the Trustee may continue to rely upon the authority of such person. The Trustee may rely upon any certificate, notice or direction of the Company which the Trustee reasonably believes to have been signed by a duly authorized officer or agent of the Company. Notices to the Trustee shall be sent in writing to the Trustee at the offices of the Company, 3290 West Bayshore Road, Post Office Box 10321, Palo Alto, California 94303-0811. No communication shall be binding upon the Trust Fund or the Trustee until it is received by the Trustee and unless it is in writing and signed by an authorized person. Notices to the Company shall be sent in writing attention to the Company’s principal office at 3290 West Bayshore Road, Post Office Box 10321, Palo Alto, California 94303-0811, or to such other address as the Company may specify. No notice shall be binding upon the Company until it is received by the Company.

(b)   The Trustee may consult with any legal counsel (“Legal Counsel”) that is appointed according to the Selection Process, except as provided in Article XVIII(c), for the purpose of obtaining advice on topics including but not limited to the construction of this Agreement, its duties hereunder, or any act which it pro poses to take or omit, and shall not be liable for any action taken or omitted in good faith pursuant to such advice. Expenses of Legal Counsel shall be deemed to be expenses of management and administration of the Trust within the meaning of Article XV(d) hereof.

(c)   The Trustee shall discharge its duties under the Agreement in a manner consistent with the objectives of this Agreement The Trustee shall not be liable for any loss sustained by the Trust Fund by reason of the purchase, retention, sale or exchange of any investment in good faith and in accordance with the provisions of this Agreement. The Trustee shall have no responsibility or liability for any failure of the Company to make contributions to the Trust Fund or to pay vested accrued benefits when due. The Trustee’s duties and obligations shall be limited to those expressly imposed upon it under the provisions of this Agreement relating to the Trust, and the Trustee shall not have responsibility under the provisions of this Agreement relating to the Plan, notwithstanding any reference to the Plan.

ARTICLE XVII

INDEMNIFICATION OF TRUSTEE

To the fullest extent permitted by law, the Company agrees to indemnify, to defend, and to hold harmless the Trustee against any liability whatsoever for any action taken or omitted by such Trustee in good faith in connection with this Agreement or duties hereunder and for any expenses or losses for which the Trustee may become liable as a result of any such actions or non-actions unless resultant from gross negligence or willful misconduct.

ARTICLE XVIII

RESIGNATION AND REMOVAL OF TRUSTEE AND LEGAL COUNSEL

(a)   A Trustee (or a Co-Trustee) may resign upon thirty (30) days’ prior written notice to the Company, except that any such resignation shall not be effective until a successor trustee (or Co-Trustee) has been appointed according to the Selection Process, as defined below, and such successor has accepted the appointment in writing, but in any event no later that 90 days after such resignation. The Company shall condition its acceptance of such successor on the obtaining from such successor of a written statement that the successor has read the Trust Agreement and understands its obligations thereunder.

(b)   The Company may remove the Trustee (or a Co-Trustee) upon thirty (30) days’ prior written notice to the Trustee (or the Co- Trustee) . Any such removal shall not be effective until the close of such notice period and delivery by the Company to the Trustee (or Co-Trustee) of (i) an instrument in writing appointing a successor trustee (if required, such appointment shall be according to the Selection Process, as defined below), (ii) an acceptance of such appointment in writing executed by such successor, and (iii) a written statement by such proposed successor that the successor has read the Agreement and understands its obligations thereunder.

(c)   During the 12 months following a Change of Control, as defined in Article VI(e), the appointment of Legal Counsel and/or a successor trustee shall be in accordance with the following process (“Selection Process”): (i) the Executives who have the five largest accrued benefits (whether or not vested) under the Accounts established on their behalf in the Trust Fund (“Five Executives”) as of the Valuation Date immediately preceding the day of selection shall be determined, provided that if an Executive’s Account has been reduced to zero after that Valuation Date, that Executive’s Account shall not be considered for purpose of determining the five largest Accounts, and (ii) an appointment or removal of Legal Counsel and/or a successor trustee shall be made by a majority vote of the Five Executives with each of the Five Executives casting one equal vote. Any of the Five Executives may waive the rights described in this paragraph and assign them to the Company. In any case, the rights of the Five Executives described in this paragraph shall revert to the Company following 12 months after the Change of Control.

(d)   All of the provisions set forth herein with respect to the Trustee shall relate to each successor with the same force and effect as if such successor had been originally named as the Trustee hereunder.

(e)   Upon the resignation or removal of the Trustee (or a Co-Trustee) and appointment of a successor, the Trustee shall transfer and deliver the Trust Fund to such successor. Following the effective date of the appointment of the successor, the Trustee’s responsibility hereunder shall be limited to managing the assets in its possession, transferring such assets to the successor and settling its final account. Neither the Trustee nor the successor shall be liable for the acts of the other.

ARTICLE XIX

DURATION AND TERMINATION OF TRUST AND AMENDMENT

(a)   The Trust is hereby declared to be irrevocable and shall continue until all vested accrued benefits have been paid.

(b)   If this Trust terminates under the provisions of Article XIX(a), the Trustee shall liquidate the Trust Fund and, after its final accounting has been settled, shall distribute to the Company the net balance of any assets of the Trust Fund remaining after all vested accrued benefits and administration expenses have been paid. Upon making such distribution, the Trustee shall be relieved from all further liability.

(c)   This Agreement may be amended, or the Plan terminated or suspended, by an instrument in writing executed on behalf of the Company by the Chief Executive Officer or a duly appointed representative of the Board of Directors and delivered to the Trustee, provided, however, that (i) no amendment will be made to this Agreement which will cause this Agreement, the Trust, the Plan or the assets of the Trust Fund to be governed by or subject to Part 2, 3 or 4 of Title I of ERISA, (ii) no such amendment shall adversely affect any Trust Beneficiary’s accrued benefit, (iii) no such amendment shall increase the duties or responsibilities of the Trustee unless the Trustee consents thereto in writing, (iv) no such amendment which would cause the Trust to be other than a “grantor trust,” or have contributions to the Trust by the Company, or income and gains of the Trust Fund, constitute a taxable event to the Trust or to the Executives, and (v) no such amendment shall cause the vested accrued benefit paid to Trust Beneficiaries from the Trust Fund to become nondeductible to the Company in the year of payment.

(d)   Notwithstanding anything to the contrary in this Agreement, during the 12 months following a Change of Control, as defined in Article VI(e), the Five Executives, determined pursuant to Article XVIII(c), shall have the authority in their absolute discretion, to terminate the Plan and direct distribution of all Executive Accounts.

ARTICLE XX

MISCELLANEOUS

(a)   This Agreement, the Trust and the Plan hereby created shall be construed and regulated by the laws of the State of California.

(b)   The headings of sections in this Agreement are used herein for convenience of reference only and in case of any conflict the text of this Agreement shall control.

(c)   This Agreement shall be binding upon and inure to the benefit of any successor to the Company or its business as the result of merger, consolidation, reorganization, transfer of assets or otherwise, and any subsequent successor thereto; and any such successor shall be deemed to be the “Company” under this Agreement. In the event of any such merger, consolidation, reorganization, transfer of assets or other similar transaction, the successor to the Company or its business or any subsequent successor thereto shall promptly notify the Trustee in writing of its successorship and furnish the Trustee with the information specified in Article XVI(a) of this Agreement. In no event shall any such transaction described herein suspend or delay the rights of Trust Beneficiaries to receive their vested accrued benefits hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

COHERENT, INC.		TRUSTEE

By:	/s/ Henry E. Gauthier	/s/ Robert Quillinan
ROBERT QUILLINAN

Date:	December 4, 1990	Date:	November 28, 1990

/s/ Dennis Bucek
DENNIS BUCEK

		Date:	November 28, 1990